EXHIBIT 99.10

FOR IMMEDIATE RELEASE		October 24, 2003
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com

PINNACLE WEST REPORTS THIRD QUARTER EARNINGS

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income for the quarter ended September 30, 2003, of $110.0 million, or $1.20 per diluted share of common stock. This result compares with consolidated net income of $100.9 million, or $1.19 per diluted share, for the same period in 2002.

“Our employees navigated through some challenging issues while maintaining an intense focus on customer service, cost management and profitability,” said Chairman Bill Post.

The earnings were positively impacted by higher retail sales due to both customer growth and favorable weather; improved results from the Company’s unregulated subsidiaries; the absence of severance costs recorded in the 2002 period; and income tax credits. These factors were substantially offset by continuing deterioration in the western wholesale power market; unplanned plant outages; higher fuel and hedged gas prices; a 1.5 percent retail electricity price decrease; and an increase in pension and other related benefit costs.

The electricity price decrease, which took effect in July 2003, completed a 10-year commitment of reducing prices a total of 16 percent for residential and small commercial customers since 1994.

Looking forward, Post said, “The Company needs to achieve a constructive regulatory outcome in our pending rate case to cover the costs of providing reliable service for our retail customer base, which is growing at about three times the national average.”

As a result of increased home and land sales, SunCor Development Co., Pinnacle West’s real estate subsidiary, reported an earnings increase of about $7 million for the 2003 third quarter. Unregulated subsidiary results also benefited from the absence of a $10 million after-tax charge recorded in the third quarter of 2002 related to NAC International.

For the nine-month period ended September 30, 2003, Pinnacle West’s consolidated net income was $191.5 million, or $2.09 per diluted share of common stock. This result compares with consolidated net income of $230.0 million, or $2.71 per diluted share, in last year’s corresponding period.

For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/default.html.

PINNACLE WEST 2003 THIRD QUARTER EARNINGS	October 24, 2003 Page 2 of 2

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

Webcast and Conference Call

The Company will hold a conference call and live webcast at 11 a.m. (ET) today, Friday, October 24 to discuss its earnings. The live webcast can be accessed at http://www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the website for 30 days. To access the conference call by telephone, dial (877) 356-3961 and enter reservation number 2917767. A replay of the call also will be available until 12:00 midnight (ET), Friday, October 31, 2003, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

This press release contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words. Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the Arizona Corporation Commission on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs, and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to capital markets; energy usage; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation construction program; regulatory issues associated with generation construction , such as permitting and licensing; changes in accounting principles; our ability to compete successfully outside traditional regulated markets (including the wholesale market);our ability to manage our marketing and trading activities and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts); technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; the strength of the real estate market in SunCor’s market areas, which include Arizona, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.